Exhibit 99.6

EXCHANGE AGENT AGREEMENT

[          ], 2009
The Bank of New York Mellon
101 Barclay Street
New York, NY 10286

Attention: Corporate Trust Administration

Ladies and Gentlemen:

American International Group, Inc. (the “Company”) proposes to make an offer (the “Exchange Offer”) to exchange up to $4,000,000,000 of its 8.175% Series A-6 Junior Subordinated Debentures (the “New Junior Subordinated Debentures”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for $4,000,000,000 of its outstanding 8.175% Series A-6 Junior Subordinated Debentures (the “Old Junior Subordinated Debentures”), which have not been registered under the Securities Act. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated [          ], 2009 (the “Prospectus”), and a Letter of Transmittal, a copy of which is attached as Annex A to the Prospectus (the “Letter of Transmittal”), proposed to be distributed to all record holders of the Old Junior Subordinated Debentures. The Old Junior Subordinated Debentures and the New Junior Subordinated Debentures are collectively referred to herein as the “Junior Subordinated Debentures.”

The Company hereby appoints The Bank of New York Mellon to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to The Bank of New York Mellon. The Exchange Offer is expected to be commenced by the Company on or about [          ], 2009. The Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is to be used by the holders of the Old Junior Subordinated Debentures to accept the Exchange Offer. The Letter of Transmittal contains instructions with respect to the delivery of Old Junior Subordinated Debentures tendered in connection therewith.

The Exchange Offer shall commence on [          ], 2009 (the “Effective Time”) and shall expire at 5:00 p.m., New York City time, on [          ], 2009 or on such subsequent date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 5:00 p.m., New York City time, on the previously scheduled Expiration Date. If the Exchange Offer is extended, then the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended.

The Company expressly reserves the right to amend the Exchange Offer or to delay acceptance of Old Junior Subordinated Debentures, or to terminate the Exchange Offer if, in the Company’s sole judgment, any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer — Conditions to the Exchange Offer” shall not have been satisfied. The Company will give oral (promptly confirmed in writing) or written notice of any amendment, delay or termination to you as promptly as practicable. In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer,” as specifically set forth in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2. You will establish a book-entry account with respect to the Old Junior Subordinated Debentures at DTC to facilitate book-entry tenders of the Old Junior Subordinated Debentures through DTC’s ATOP for the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of the Old Junior Subordinated Debentures by causing DTC to transfer such Old Junior Subordinated Debentures into your account in accordance with DTC’s procedure for such transfer.

3. From and after the Effective Time, you are hereby authorized and directed to accept and to examine each of the Letters of Transmittal and confirmation of book-entry transfer into your account at DTC and any other documents delivered or mailed to you by or for holders of the Old Junior Subordinated Debentures to ascertain whether: (i) the Letters of Transmittal (or the instructions from DTC (the “DTC Transmissions”)) contain the proper information required to be set forth therein and any such other documents (including a Notice of Guaranteed Delivery, substantially in the form attached hereto as Exhibit B (the “Notice of Guaranteed Delivery”)) are duly executed and properly completed in accordance with instructions set forth therein; and (ii) that book-entry confirmations are in due and proper form and contain the information required to be set forth therein. In each case where the Letter of Transmittal or any other document has been improperly completed or executed (or any DTC Transmission is not in due and proper form or omits required information) or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the Holders of the need for fulfillment of all requirements. If such condition is not promptly remedied by the Holder, you shall report such condition to the Company and await its direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Junior Subordinated Debentures tendered or delivered shall be determined by the Company, in its sole discretion.

4. You are authorized to request that any person tendering Old Junior Subordinated Debentures provide you with such additional documents as you or the Company deems appropriate. You are hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the Exchange Offer.

5. The Company reserves the absolute right (i) to reject any or all tenders of any particular Old Junior Subordinated Debenture determined by the Company not to be in proper form or the acceptance or exchange of which may, in the opinion of Company’s counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defects, irregularities or conditions to the tender of any particular Old Junior Subordinated Debenture, and the Company’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and Notice of Guaranteed Delivery and the instructions set forth therein) will be final and binding.

6. With the approval of the Chief Executive Officer, Chief Financial Officer or Treasurer, of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other officer of the Company designated by the Chief Executive Officer (each an “Authorized Officer”), you are authorized to waive any irregularities in connection with any tender of Old Junior Subordinated Debentures pursuant to the Exchange Offer.

7. Tenders of Old Junior Subordinated Debentures may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer — Procedures for Tendering,” and Old Junior Subordinated Debentures shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this Section 7, Old Junior Subordinated Debentures which an Authorized Officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

8. You shall advise the Company with respect to any Old Junior Subordinated Debentures received subsequent to the Expiration Date and accept the Company’s written instructions with respect to disposition of such Old Junior Subordinated Debentures.

9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Junior Subordinated Debentures properly tendered and you, on behalf of the Company, will exchange such Old Junior Subordinated Debentures for New Junior Subordinated Debentures and cause such Old Junior Subordinated Debentures to be cancelled and delivered to the Company. Delivery of New Junior Subordinated Debentures will be made on behalf of the Company by you, and each $1,000 principal amount of Old Junior Subordinated Debentures shall be exchanged for an equal principal amount of New Junior Subordinated Debentures; provided, however, that New Junior Subordinated Debentures shall only be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Such delivery shall be made promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Junior Subordinated Debentures by the Company; provided, however, that in all cases, Old Junior Subordinated Debentures tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of confirmation of book-entry transfer into your account at DTC, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees (or DTC Transmission) and, if applicable, a Notice of Guaranteed Delivery, and any other required documents.

10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Junior Subordinated Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

11. The Company shall not be required to exchange any Old Junior Subordinated Debentures tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Junior Subordinated Debentures tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Junior Subordinated Debentures tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the captions “The Exchange Offer — Terms of the Exchange Offer” or “The Exchange Offer — Conditions to the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer effect appropriate book-entry transfer, together with any related required documents that are in your possession, to the persons who deposited the Old Junior Subordinated Debentures not accepted for exchange.

13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

14. As Exchange Agent hereunder you:

(a) shall not be liable for any action or omission to act unless the same constitutes your own negligence, willful misconduct or bad faith, and in no event shall you be liable to the Company for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

(b) shall have no duties or obligations other than those specifically set forth herein or in the Prospectus or as may be subsequently agreed to in writing between you and the Company;

(c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Junior Subordinated Debentures deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

(d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

(e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

(f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall reasonably believe to be genuine or to have been signed or presented by the proper person or persons;

(g) may conclusively rely on, and shall be protected in acting upon, written or oral instructions from any authorized officer of the Company or from Company’s counsel;

(h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

(i) shall not make any recommendation as to whether a holder or beneficial owner of Old Junior Subordinated Debentures should or should not tender such holder’s or beneficial owner’s Old Junior Subordinated Debentures and shall not solicit any holder or beneficial owner for the purpose of causing such holder or beneficial owner to tender such holder’s or beneficial owner’s Old Junior Subordinated Debentures.

15. You shall take such action as may from time to time be requested by the Company (and such additional action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company to all persons requesting such documents, and to accept and comply with telephone, mail or facsimile requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange

Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Director of Investor Relations, 212-770-6293.

16. You shall advise by electronic communication to Robert Gender, Vice President and Treasurer (Robert.Gender@aig.com), and such other person or persons as the Company may reasonably request, weekly (and daily during the week immediately preceding the Expiration Date) up to and including the Expiration Date, as to the principal amount of Old Junior Subordinated Debentures which have been duly tendered since the previous report and the aggregate amount tendered since the Effective Date pursuant to the Exchange Offer until the Expiration Date. Such report shall be delivered in substantially the form attached hereto as Exhibit C. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company may request upon oral request (promptly confirmed in writing) made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. Within two business days after the Expiration Date, (i) you shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Junior Subordinated Debentures tendered, the aggregate principal amount of Old Junior Subordinated Debentures accepted, and (ii) you shall deliver said list to the Company.

17. Each Letter of Transmittal and other documents received by you in connection with the Exchange Offer shall be stamped by you to show the date of receipt (and you will maintain such form of record of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived. You shall retain all Letters of Transmittal and other related documents or correspondence received by the Exchange Agent until the Expiration Date. You shall return all such material to the Company as soon as practicable after the Expiration Date.

18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as shall be agreed in writing between the Company and you.

19. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery. Any discrepancies or questions regarding any Letter of Transmittal, notice of withdrawal or any other documents received by you in connection with the Exchange Offer shall be referred to the Company and you shall have no further duty with respect to such matter; provided, that you shall cooperate with the Company in attempting to resolve such discrepancies or questions. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

20. The Company covenants and agrees to indemnify and hold you harmless against any and all losses, damages, claims, liabilities, costs or expenses, including attorneys’ fees and expenses, incurred without negligence, willful misconduct or bad faith on your part, arising out of or in connection with your appointment and acting thereunder, including without limitation any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient, in accepting any tender or effecting any transfer of Old Junior Subordinated Debentures reasonably believed by you to be authorized, and in reasonably delaying or refusing to accept any tenders or effect any transfer of Old Junior Subordinated Debentures. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company may assume the defense of any such claim or action and you shall cooperate with the Company in the defense. In the event that the Company assumes the defense of any such claim or action, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as you have not determined, in your reasonable judgement, that a conflict of interest exists between you and the Company.

21. You shall comply with all requirements under the tax laws of the United States imposed with respect to the activities performed by you pursuant to this Agreement, including filing with the Internal Revenue Service and Holders Form 1099 reports regarding principal and interest payments on Junior Subordinated Debentures, compliance with backup withholding and record retention which you have made in connection with the Exchange Offer, if any. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to the Company, and you shall have no duty with respect to such matter; provided, that you shall cooperate with the Company in attempting to resolve such questions.

22. You shall notify the Company in a timely manner regarding any transfer taxes that are payable in respect of the exchange of Old Junior Subordinated Debentures of which you become aware.

23. This Agreement and your appointment as Exchange Agent hereunder shall be governed by, and construed in accordance with, the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:

American International Group, Inc.
70 Pine Street
New York, New York 10270
Telephone: 212-770-8212
Facsimile: 212-770-7991
Attention: Vice President & Treasurer

If to the Exchange Agent:

The Bank of New York Mellon
101 Barclay Street
Floor 8W
New York, NY 10286
Facsimile: 212-815-5704
Attention: Corporate Trust Administration

or to such other address as either party shall provide by notice to the other party.

28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any funds or property then held by you as Exchange Agent under this Agreement.

29. You may resign from your duties under this Agreement by giving to the Company thirty (30) days’ prior written notice, and the Company may terminate your appointment hereunder on five (5) days’ prior written notice. Any successor exchange agent appointed by the Company shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed, but you shall deliver and transfer to the successor exchange agent any property at the time held by you hereunder and shall, upon payment of your charges thereunder, execute and deliver any further assurance, conveyance, act or deed necessary for such purpose as the Company may reasonably request. If an instrument of acceptance by a successor exchange agent shall not have been delivered to the Exchange Agent within 30 days after the giving of such notice of removal or resignation, the Exchange Agent being removed or resigning may petition any court of competent jurisdiction for the appointment of a successor Exchange Agent. The Company will pay all reasonable expenses in connection with such petition.

30. You may not transfer or assign or delegate your rights or responsibilities under this Agreement without the prior written consent of the Company.

31. This Agreement shall be binding and effective as of the date hereof.

32. EACH OF THE COMPANY AND THE EXCHANGE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE JUNIOR SUBORDINATED DEBENTURES OR THE TRANSACTION CONTEMPLATED HEREBY.

33. In no event shall the Exchange Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Exchange Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

American International Group, Inc.

By:
Name:

Title:

Accepted as of the date first above written:

The Bank of New York Mellon

By:
Name:

Title:

Exhibit A

PROSPECTUS AND LETTER OF TRANSMITTAL

A-1

Exhibit B

NOTICE OF GUARANTEED DELIVERY

B-1

Exhibit C

SAMPLE REPORT

DATE:
PREPARED BY:
ADMIN:

EXCHANGE OFFER. REPORT #
AMERICAN INTERNATIONAL GROUP, INC.
8.175% Series A-6 Junior Subordinated Debentures
CUSIP: [          ]
PRINCIPAL AMOUNT: $4,000,000,000

A TOP SUBMISSIONS

PARTICIPANTS	DTC #	QUANTITY PRESENTED

Total DTC Participants Presented	=
DTC PARTICIPANTS		$
GUARANTEE DELIVERY		$
WITHDRAWALS

Total A/O [date]	=	$

C-1